Exhibit 10.31

5980 HORTON STR SUITE 450 EMERYVILLE, CA 94608 PHONE: 510.740.7440 FAX: 510-496-8244

Jeryl L. Hilleman

1398 Dana Avenue

Palo Alto, CA 94301

January 17, 2008

Re: Offer of Employment with Amyris Biotechnologies, Inc.

Dear Jeryl:

On behalf of Amyris Biotechnologies, (“Amyris”), I am delighted to offer to you employment with Amyris. If you accept this offer and satisfy the conditions of acceptance set forth herein, your employment with Amyris will commence no later than January 28, 2008, under the following terms:

1.	Position

You will he employed full-time by Amyris as the Chief Financial Officer reporting to me, John Melo.

2.	Salary

Your base salary will be $300,000 per year ($25,000 per month) payable in accordance with Amyris’ regular payroll schedule which is currently semi-monthly. Your salary will be subject to adjustment from time to time pursuant to Amyris’ employee compensation policies then in effect.

3.	Bonus

You will be eligible for an annual performance based bonus of up to $100,000. Such bonus will be payable provided that (i) you achieve certain performance objectives which shall be established during the first month of your employment with Amyris, (ii) you are still employed by Amyris at year-end and when the bonus is paid out.

4.	Equity

Amyris will recommend to its Board of Directors that you be granted an option to purchase 210,000 shares of common stock of Amyris at the fair market value of the common stock on the date of Board approval (which represents approximately 1% of Amyris’ current, fully diluted outstanding capital stock). Such shares would vest as follows: (i) twenty percent (20%) upon completion of your twelfth (12th) month of employment, and (ii) the balance in a series of forty-eight (48) equal monthly instalments upon completion of each additional month of employment

S Y N T H E T I C    B I O L O G Y ,    R E A L    S O L U T I O N S

www.amyrisbiotech.com

with Amyris thereafter. Any option(s) granted to you will be subject to the then-current terms and conditions of Amyris’ employee stock option plan and agreement.

5.	Benefits

You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris. Currently, these include (i) 12 paid holidays, (ii) 3 weeks of paid vacation (pro-rated by hiring date), (iii) up to 6 days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) supplemental health and flexible spending accounts, (vii) group term life insurance, (viii) accidental death & disability insurance, (ix) long-term disability insurance, and (x) 401 K plan. You will also be eligible to receive paid access to gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris’ Amyris policies. Enclosed is an Employee Benefit Overview.

6.	Termination of Employment

If you resign your employment with Amyris or if Amyris terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation. If Amyris terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (i) signing and not revoking a release of any and all claims, in a form prescribed by Amyris, and (ii) returning to Amyris all of its property and confidential information that is in your possession, you will receive the following:

(A) Continuation of your base salary for twelve (12) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris, provided that these payments will be terminated as of the date you commence employment with another employer;

(B) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then Amyris shall pay your monthly premium under COBRA until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence employment with an entity other than Amyris; and

(C) If you are terminated within your first year of employment, your option granted under Section 4 above will vest on a monthly basis commensurate with the number of months that you were employed by Amyris.

You will notify Amyris in writing within five (5) days of your receipt of an offer of employment with any entity other than Amyris, and will accordingly identify the date upon which you will commence employment in such writing. These salary and benefits continuance benefits are

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intended to be provided to you as you actively seek future employment and therefore, as noted, will cease once you have secured such employment.11

For all purposes under this Agreement, a termination for “Cause” shall mean a determination that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Amyris, (ii) a violation of a federal or state law or regulation applicable to the business of Amyris, (iii) conviction or plea of no contest to a felony under the laws of the United States or any State, (iv) fraud or misappropriation of property belonging to Amyris or its affiliates, (v) non-performance, noncompliance or interference with the other party’s performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or with a former employer, (vi) your failure to satisfactorily perform your duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

7.	Change of Control

If, during your employment with Amyris, there is a Change of Control event (as defined below), and Amyris terminates your employment without Cause or you are Constructively Terminated (as defined below) within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 6, as well as immediate accelerated vesting of fifty percent (50%) of any of the unvested shares under your outstanding options as of the date of termination, conditioned on your complying with the requirements of Sections 6 above.

“Change of Control” shall be defined as (i) merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity of Amyris would be transferred by the holders of Amyris’s outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of Amyris, or (iii) any other transaction or series of transactions, in which Amyris’ stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.

“Constructive Termination” shall mean a resignation of your employment within thirty (30) days of the occurrence of any of the following events which occurs within five (5) months following a Change of Control: (i) a material reduction in your responsibilities, (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of Amyris, or (iii) a relocation of your principal office to a location more than fifty (50) miles from the location of your principal office immediately preceding a Change of Control.

8.	Amyris’ Amyris Policies

As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

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1 Depending on the size of the option grant and the value of the shares at termination, the severance payments may become subject to IRC Section 280G.

9.	“At-Will” Employment

Employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris’ personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by Amyris’ President.

10.	Full-Time Service to Amyris

Amyris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from the President of Amyris.

11.	Conditions of Offer

In order to accept this offer, and for your acceptance to be effective, you must satisfy the following conditions:

•	You must provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment.

•	You must agree in writing to the terms of the enclosed Proprietary Information and Inventions Agreement (“PIIA”) without modification.

•

You must consent to, and Amyris must obtain satisfactory results from, reference and background checks. Until you have been informed in writing by Amyris that such checks have been completed and the results satisfactory, you may wish to defer reliance on this offer.

•	You must agree in writing to the terms of the enclosed Mutual Agreement to Binding Arbitration (“Arbitration Agreement”) without modification.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, Amyris or business enterprise which may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris’ premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person, Amyris or business enterprise to whom you previously provided services.

12.	Entire Agreement

Provided that the conditions of this offer and your acceptance are satisfied, this letter together with the enclosed PIIA and Arbitration Agreement (collectively, the “Offer Documents”) shall constitute the full and complete agreement between you and Amyris regarding the terms and

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conditions of your employment. The Offer Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by Amyris to be effective.

Please confirm your acceptance of this offer, by signing and returning the enclosed copy of this letter as well as the PIIA and Arbitration Agreement to me by January 21, 2008. If not accepted by you as of that date, this offer will expire. We look forward to having you join Amyris. If you have any questions, please do not hesitate to co tact me at (510) 740-7440.

Sincerely,

John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:

January 17, 2008
Jeryl L. Hilleman	Date

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